NEWS RELEASE
                                                         Cone Mills Corporation
                                                           Greensboro, NC 27415


                                                          For Immediate Release


                   Cone Mills To Reconfigure Denim Operations

 Actions Necessary to Improve Company's Competitiveness in the Face of Low-Cost
                                 Asian Imports


         Greensboro, NC - October 8, 2003 - As part of its strategy to rationalize its domestic operations in light of market conditions, Cone Mills Corporation today announced a reconfiguration of the company's denim operations. These actions are being taken in response to reduced market demand, which has been severely weakened by the recent flood of low-cost imports from Asia. The facilities impacted are located in Rutherford County, NC, where the company will downsize denim manufacturing at the Cliffside Weave plant and will close the Cliffside Finishing and Haynes plants.

         John L. Bakane, Chief Executive Officer of Cone Mills, said "The steps we have announced today are necessary in order for the company to remain competitive in an environment where unfair trade policies are decimating the U.S. textile industry. Our current operating strategy of consolidation and rationalization will help us meet the challenge posed by this unprecedented onslaught of cheap imports. These actions are being taken as part of a carefully developed plan to make Cone more efficient and cost competitive and will not affect the company's product development, quality, or customer service"

         Mr. Bakane added, "The decision to reconfigure denim capacity in Rutherford County was very difficult because these plants have been a part of the Cone Mills' family for so many years. These employees have worked very hard to adapt to changing and competitive conditions. We regret the personal impact this will have on our employees and their families as well as the economic effect it will have on the Rutherford County community"

         Approximately 625 employees will be affected. Cone Mills will work with local agencies as well as the state's Employment Security Commission to provide assistance to employees in obtaining other employment. The company will also apply for benefits that may be available from the U.S. Department of Labor for employees of firms adversely affected by imports from foreign countries.

         Cone Mills still expects to continue to maintain a significant U.S. employee base, including a substantial number of manufacturing jobs, which will lay a strong foundation for Cone Mills' future.


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         As previously announced, the company, which is currently operating under Chapter 11 of the U.S. Bankruptcy Code, has accepted an offer from WL Ross & Co. for the purchase of substantially all assets of the company. The proposed sale, which is subject to bankruptcy court approval, will enable Cone Mills to strengthen its leadership in denim and further improve its ability to compete in the global textile marketplace.

About Cone Mills

         Founded in 1891, Cone Mills Corporation, headquartered in Greensboro, NC, is the world's largest producer of denim fabrics and one of the largest commission printers of home furnishings fabrics in North America. Manufacturing facilities are located in North Carolina and South Carolina, with a joint venture plant in Coahuila Mexico. http://www.cone.com

              This release includes forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, reflecting management's current analysis and expectations, based on what management believes to be reasonable assumptions. These forward-looking statements include statements relating to our anticipated financial performance and business prospects. Statements preceded by, followed by or that include words such as "believe," "anticipate," "estimate," "expect," "would," and other similar expressions are to be considered such forward-looking statements. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, Accordingly, there can be no assurance that the Company will meet future results, performance or achievements expressed or implied by such forward-looking statements. This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which the Company does not intend to update.

Contact:
Michael Gross                                                     Nyssa Tussing
212.484.7721                                                      212.484.7966

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